For Immediate Release Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(703) 812-7223	(703) 435-6293

MeriStar Hospitality Exchanges Common Stock for 8-3/4% Senior Subordinated Notes

     ARLINGTON, Va., September 22, 2003—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced that it had issued approximately 2.79 million shares of its common stock in exchange for $18.0 million face amount of its 8 3/4% senior subordinated notes due 2007. The Notes were acquired at an average price of 90.6 percent of face amount resulting in a gain of $1.7 million in the third quarter related to the exchange. As a result of this transaction, as well as the repurchase of $22.6 million of the 8 3/4% senior subordinated notes with the proceeds of the company’s recently completed convertible subordinated notes issuance, the face amount remaining on the senior subordinated notes has been reduced to $164.5 million.

     “The exchange of senior subordinated notes prior to maturity allows us to reduce our debt levels, and is part of our continual effort to strengthen our balance sheet. Since the end of 2002, we have substantially improved our liquidity, reduced our debt levels and refinanced our 2004 debt maturity. We now have no significant maturities prior to the maturity of the senior subordinated notes in 2007,” said Donald D. Olinger, chief financial officer. “We will look to continue to take advantage of opportunities that allow us to improve our balance sheet.”

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     Arlington, Va.-based MeriStar Hospitality Corporation owns 101 principally upscale, full-service hotels in major markets and resort locations with 26,290 rooms in 25 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2002. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.